First China Pharma Announces Unaudited Financials and Issues Guidance for Q1 2012

KUNMING, CHINA--(Marketwire -05/18/12)- First China Pharmaceutical Group, Inc. (FCPG.OB) ("First China" or the "Company"), a rapidly growing and technologically advanced pharmaceutical distribution company based in Yunnan, China, today announced its unaudited financial results for the three-month period ended March 31, 2012.

Q1 Fiscal 2012 Highlights
First China is pleased to announce that it has achieved a new record high for first quarter sales. First China advises that its focus and investments towards expanding sales in Yunnan province has led to an increase of 65% in sales compared to the same period as last year. Sales for the first quarter of 2012 were $12.2 million compared to $7.4 million in 2011. While sales were at a record high this quarter, gross profit was down $238,000 from the same period in 2011. The reduction in the Company's profit margin is primarily due to higher costs of pharmaceutical inventory, increased sales and marketing costs.

The Company posted a loss before tax of $968,569 but this is primarily attributed to a Derivative Loss of $1.242 million. Without the Derivative Loss, the Company would have posted Income before tax of $273,423, an increase of over 1,000% compared to the same period in 2011. The Derivative Loss for the first quarter is a non cash decrease to the income statement that is a result of the Black Scholes derivative valuation of the warrants issued by the Company in relation to the financing in April 2011. The valuation of these warrants is required by US GAAP and can produce either a non cash gain or loss; depending upon the fair market value of the common stock. This is a non cash transaction and does not adversely or positively affect the Company's working capital.

Business Outlook
The Company continues to have a positive outlook for 2012. Policies introduced by the Chinese government to increase pharmaceutical spending on a per capital basis have squeezed the margins of pharmaceutical distributors. Small distributors are finding it difficult to remain in business and the efficiencies of the Company's internet fulfillment platform continues to be a significant strategic advantage over the majority of our competitors. One of the key elements to the Company's success will be to raise additional capital in 2012, the bulk of which will be used to hold more inventory in order to meet customer demands. The Company is in the process of exploring both debt and equity options to raise capital to help fuel its growth.

"First China continues to experience significant growth due to increasing demand from existing and new customers. Our ability to consistently provide low cost pharmaceutical products in a timely manner is driving customer demand. We are confident that with additional capital our expanded product line and inventory holdings can continue to fuel tremendous growth. I am particularly proud of our team who continues to work long and hard to satisfy the increasing demands of our customer," stated Mr. Wang, CEO of First China.

Further details of the Company's business, finances, appointments and agreements can be found as part of the Company's continuous public disclosure as a reporting issuer under the Securities Exchange Act of 1934 filed with the Securities and Exchange Commission's ("SEC") EDGAR database.

About First China Pharmaceutical Group, Inc. (FCPG.OB)
First China Pharmaceutical Group, Inc. aims to develop a high growth pharmaceutical distribution company generating significant revenue from the sale of healthcare products in China. As part of its business strategy, the Company has acquired the assets of Kun Ming Xin Yuan Tang Pharmacies Co. Ltd. (XYT), which includes a strategic advantage over its competitors as it is one of a handful of pharmaceutical distribution companies in Yunnan Province that has obtained government approval to market and fill orders using the internet. First China Pharmaceutical Group plans to continue the rapid growth of the company from its current position as a provider of approximately 7,100 drugs to more than 4,700 pharmacies, hospitals and clinics in China's Yunnan Province. For more information visit: www.firstchinapharma.com.

Notice Regarding Forward-Looking Statements
This news release contains "forward-looking statements" as that term is defined in Section 27A of the United States Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. Statements in this press release which are not purely historical are forward-looking statements and include any statements regarding beliefs, plans, expectations or intentions regarding the future. Such forward-looking statements include, among other things, opportunities to expand sales and market share, Chinese government increasing pharmaceutical spending, sales strategy, need for capital, developing accounting infrastructure, enhanced communications with the market and shareholders, business outlook for 2012, evolution of China's pharmaceutical industry, Company growth and acquisition plans, and use of internet licenses. Actual results could differ from those projected in any forward-looking statements due to numerous factors. These forward-looking statements are made as of the date of this news release, and we assume no obligation to update the forward-looking statements, or to update the reasons why actual results could differ from those projected in the forward-looking statements. Although we believe that any beliefs, plans, expectations and intentions contained in this press release are reasonable, there can be no assurance that any such beliefs, plans, expectations or intentions will prove to be accurate. Investors should consult all of the information set forth herein and should also refer to the risk factors disclosure outlined in our annual report on Form 10-K for the most recent fiscal year, our quarterly reports on Form 10-Q and other periodic reports filed from time-to-time with the Securities and Exchange Commission.

ON BEHALF OF THE BOARD First China Pharmaceutical Group, Inc.
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Zhen Jiang Wang Chairman and CEO

Contact:

Evergreen Investor Relations, Inc.
Phone: 1-888-518-3274
Email: info@firstchinapharma.com
Web: www.firstchinapharma.com